Exhibit 23(n)(4) under Form N-1A
Exhibit 10 under Item 601/ Reg. S-K

INSTITUTIONAL SERVICE SHARES EXHIBIT

TO

MULTIPLE CLASS PLAN

1.           Separate Arrangement And Expense Allocation

For purposes of Rule 18f-3 under the Act, the basic distribution and shareholder servicing arrangement of the Institutional Shares will consist of

(i)	with respect to money market funds, sales and shareholder servicing by financial intermediaries; and

(ii)	with respect to fluctuating NAV funds, sales and shareholder servicing by financial intermediaries to the following categories of investors (“Eligible Investors”);

•	An investor participating in a wrap program or other fee-based program sponsored by a financial intermediary;
•	An investor participating in a no-load network or platform sponsored by a financial intermediary where Federated has entered into an agreement with the intermediary;
•
A trustee/director, employee or former employee of the Fund, the Adviser, the Distributor and their affiliates; an immediate family member of these individuals, or a trust, pension or profit-sharing plan for these individuals;

•	An employer-sponsored retirement plan;
•	A trust institution investing on behalf of its trust customers;
•	An investor purchasing Shares through a financial intermediary other than pursuant to an Eligible Investor arrangement described above;
•	An investor, other than a natural person, purchasing Shares directly from the Fund; and
•	An investor (including a natural person) who owned Shares as of December 31, 2008.

The principal underwriter and financial intermediaries may receive payments for distribution and/or administrative services under a Rule 12b-1 Plan and financial intermediaries may also receive shareholder service fees for services provided.  In connection with this basic arrangement, Institutional Service Shares will bear the following fees and expenses:

Fees and Expenses	Maximum Amount Allocated Institutional Service Shares
Sales Load	None
Contingent Deferred Sales Charge ("CDSC")	None
Shareholder Service Fee	Up to 25 basis points (0.25%) of the average daily net asset value
12b-1 Fee	As set forth in the attached Schedule
Other Expenses	Itemized expenses incurred by the Fund with respect to holders of Institutional Service Shares as described in Section 3 of the Plan

2.      CONVERSION AND EXCHANGE PRIVILEGES

For purposes of Rule 18f-3, Institutional Service Shares have the following conversion rights and exchange privileges at the election of the shareholder:

Conversion Rights:	None
Exchange Privileges:
Institutional Service Shares may be exchanged for Institutional Service Shares of any other Federated fund or share class that does not have a stated sales charge or contingent deferred sales charge, except Class A Shares of Liberty U.S. Government Money Market Trust and Class K Shares.  Institutional Service Shares may also be exchanged for shares of Investment Companies that are not subject to this Plan, as provided in the "Proprietary Fund Schedule" attached hereto.

In any exchange, the shareholder shall receive shares having the same aggregate net asset value as the shares surrendered, unless Class A Shares or Class F Shares which are subject to a CDSC are being exchanged, in which case the CDSC fee will be imposed as if the Class A Shares or Class F Shares had been redeemed.  Exchanges to any other Class shall be treated in the same manner as a redemption and purchase.

SCHEDULE OF FUNDS

OFFERING INSTITUTIONAL SERVICE SHARES

The Funds set forth on this Schedule each offer Institutional Service Shares on the terms set forth in the Institutional Service Shares Exhibit to the Multiple Class Plan, in each case as indicated below.  The 12b-1 fees indicated are the maximum amounts authorized based on the average daily net asset value.  Actual amounts accrued may be less.

Multiple Class Company Series	12b-1 Fee

Federated Adjustable Rate Securities Fund	0.25%

Federated GNMA Trust	0.05%

Federated Income Securities Trust:
Federated Intermediate Corporate Bond Fund	0.25%
Federated Short-Term Income Fund	0.15%

Federated Income Trust	0.05%

Federated Index Trust	0.30%
Federated Max-Cap Index Fund

Federated Institutional Trust:
Federated Government Ultrashort Duration Fund	0.05%
Federated Intermediate Government/Corporate Fund	0.05%

Federated Intermediate Government Fund, Inc.	0.25%

Federated Short-Intermediate Duration Municipal Trust	0.25%

Federated Total Return Government Bond Fund	0.25%

Federated Total Return Series, Inc.:
Federated Mortgage Fund	0.25%
Federated Total Return Bond Fund	0.25%
Federated Ultrashort Bond Fund	0.25%

Federated U.S. Government Securities Fund: 1-3 Years	0.25%

Federated U.S. Government Securities Fund: 2-5 Years	0.05%

Multiple Class Company	12b-1 Fee

Money Market Obligations Trust:
Automated Cash Management Trust	None
Automated Government Cash Reserves	None
California Municipal Cash Trust	None
Connecticut Municipal Cash Trust	None
Government Obligations Fund	None
Government Obligations Tax-Managed Fund	None
Massachusetts Municipal Cash Trust	None
Michigan Municipal Cash Trust	None
Municipal Obligations Fund	None
New Jersey Municipal Cash Trust	0.10%
New York Municipal Cash Trust	0.25%
Ohio Municipal Cash Trust	None
Pennsylvania Municipal Cash Trust	None
Prime Cash Obligations Fund	None
Prime Management Obligations Fund	None
Prime Obligations Fund	None
Prime Value Obligations Fund	None
Tax-Free Instruments Trust	None
Tax-Free Obligations Fund	None
Treasury Obligations Fund	0.25%
U.S. Treasury Cash Reserves	None
Virginia Municipal Cash Trust	None

PROPRIETARY FUND SCHEDULE -

INSTITUTIONAL SERVICE SHARES

Shares issued by investment companies that are not party to this Plan but that are listed on this Proprietary Fund Schedule ("Non-Plan Investment Companies") may be exchanged for Institutional Service Shares of the Funds indicated opposite their names.  Such Institutional Service Shares may also be exchanged back into shares of the original Non-Plan Investment Company.  In addition, indicated Institutional Service Shares purchased from a dealer party to a Dealer Agreement to sell the indicated Non-Plan Investment Company Shares may be exchanged for Shares of such Non-Plan Investment Company.  In any exchange, the shareholder shall receive shares having the same aggregate net asset value as the shares surrendered.  Exchanges into any class of shares of a Non-Plan Investment Company not shown on this schedule shall be treated in the same manner as a redemption and purchase.

Multiple Class Series/Company	Non-Plan Investment Companies

Money Market Obligations Trust - Automated Cash Management Trust	WesMark Funds